Exhibit 99.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2017, by and among magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (the “Company”), on the one hand, and David L. Kanen and Kanen Wealth Management LLC (together and including their respective Associates and Affiliates, the “Kanen Group”), on the other hand. The Company and the Kanen Group are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the Kanen Group beneficially owns 998,452 ordinary shares of the Company, no par value (the “Kanen Shares”), as disclosed in the Schedule 13D filed on August 19, 2016 (as amended by the Schedule 13D/A filed August 26, 2016, as further amended by the Schedule 13D/A filed August 31, 2016, the “Schedule 13D”); and

WHEREAS, on August 29, 2016, the Kanen Group submitted a proposal (the “Director Proposal”) to elect Alan Bradley Howe, Anthony Ambrose, Jonathan M. Charak, William Austin Lewis, David Clark, Anthony Pompliano and Louis Antoniou for election to the Board of Directors of the Company (the “Board”) at the Company’s 2016 annual meeting of shareholders (including any adjournment, postponement or thereof, the “2016 Annual Meeting”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.       Annual Meeting Matters.

(a)       The Company shall (i) include Don C. Bell III and Alan Bradley Howe (the “Kanen Designees”) as director candidates of the Board in the Company’s proxy statement for the 2016 Annual Meeting, (ii) recommend that the Company’s shareholders vote in favor of the Kanen Designees, and (iii) use reasonable best efforts to cause the election of the Kanen Designees.

(b)       The Kanen Group hereby withdraws its Director Proposal with immediate effect. The Kanen Group shall, and shall cause its Affiliates and Associates to, appear in person or by proxy at the 2016 Annual Meeting and to vote all Kanen Shares at the 2016 Annual Meeting in accordance with the Board’s recommendations with respect to each election of directors and each other proposal as set forth in the Board’s definitive proxy statement filed for the 2016 Annual Meeting. No member of the Kanen Group shall execute any proxy card or voting instruction form in respect of the 2016 Annual Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board. Each member of the Kanen Group agrees that it shall not, and that it shall not permit any of its Representatives to, directly or indirectly, take any action inconsistent with this Section 1(c).

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2.       Expenses. Within five Business Days following the date of this Agreement, the Company shall reimburse the Kanen Group, in an amount not to exceed $100,000.00, for expenses incurred by the Kanen Group in connection with the execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, legal and other advisory costs.

3.       SEC Filings.

(a)       No later than two Business Days following the execution of this Agreement, the Kanen Group shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Kanen Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(b)       No later than four Business Days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Kanen Group and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Kanen Group and its Representatives.

4.       Certain Definitions and Interpretations. As used in this Agreement: a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law; e) the term “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; f) the term “SEC” means the U.S. Securities and Exchange Commission.

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5.       Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

6.       Specific Performance. Each member of the Kanen Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each member of the Kanen Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 shall not be the exclusive remedy for any violation of this Agreement.

7.       Miscellaneous. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons. This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the other Party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

MAGICJACK VOCALTEC LTD

By:	/s/ Gerald Vento
Name:	Gerald Vento
Title:	Chief Executive Officer and President

Signature Page to the Settlement Agreement

KANEN WEALTH MANAGEMENT LLC

By:	/s/ David L. Kanen
Name:	David L. Kanen
Title:	Managing Member

DAVID L. KANEN

/s/ David L. Kanen

Signature Page to the Settlement Agreement